Exhibit 99.1

SECURITY CAPITAL ASSURANCE LTD

Security Capital Assurance Ltd
One Bermudiana Road
Hamilton HM 11
Bermuda
Tel: +1 441-294-7448

SECURITY CAPITAL ASSURANCE REPORTS THIRD QUARTER
AND NINE MONTH 2006 RESULTS

•	Third quarter net income of $28.4 million, or $0.49 per share, and operating income of $31.8 million, or $0.55 per share

•	Nine month net income of $81.5 million, or $1.63 per share, and operating income of $104.9 million, or $2.09 per share

Hamilton, Bermuda, October 23, 2006 - Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) today announced earnings for the three and nine month periods ended September 30, 2006. Net income in the third quarter of 2006 was $28.4 million, or $0.49 per share, and represents a 10% decrease from third quarter 2005 net income of $31.4 million, or $0.68 per share. Net income for the first nine months increased 53% to $81.5 million, or $1.63 per share, as compared to $53.4 million, or $1.16 per share, for the first nine months of 2005. All net and operating income per share calculations are presented on a diluted basis.

Operating income, as defined below, was $31.8 million for the 2006 third quarter, representing a 7% decrease compared to 2005 third quarter operating income of $34.1 million. Operating income per share was $0.55 in the 2006 third quarter, versus $0.74 in the same period last year. For the first nine months of 2006, operating income increased 75% to $104.9 million, or $2.09 per share, compared to $59.8 million, or $1.30 per share, in the prior year period. Operating income, a non-GAAP financial measure, is defined as net income excluding net realized gains (losses) on investments and net realized and unrealized gains (losses) on credit derivatives.

"We are pleased with our performance in the third quarter, our first as a public company, as we maintained the momentum we have built up in our business in 2006," said Paul S. Giordano, Security Capital Assurance’s president and chief executive officer. "Our nine-month results show strong growth in both new business production and earnings. I believe the strength of our franchise and the $341.1 million in net proceeds from our initial public offering in August should position us well to deliver future growth and value to our shareholders."

Set forth below is a discussion of our operating results for the quarter and nine month periods ended September 30, 2006 compared to the same periods in 2005. Factors associated with the Company’s initial public offering completed in August 2006, may make period-to-period comparisons with 2005 more difficult or less useful.

Adjusted Gross Premiums Written. SCA’s total adjusted gross premiums (“AGP”) in the 2006 third quarter declined 12% to $91.3 million from $103.5 million in the third quarter of 2005. During the quarter, public finance AGP declined $8.7 million from the third quarter in 2005 to $17.5 million. This was primarily due to lower insured industry penetration in the third quarter of 2006 versus the same period in 2005, following a very strong first half of the year for the company. Structured finance AGP declined to $39.6 million in the quarter from $50.1 million in the third quarter of 2005. This was due to a large reinsurance transaction that occurred in the 2005 third quarter, which was not repeated in 2006. International AGP increased $6.9 million to $34.2 million this quarter versus $27.3 million in the third quarter a year ago. This was driven by an active third quarter in the international utilities sector. Adjusted gross premiums in the first nine months of 2006 were $358.9 million compared to $286.2 million in the same period a year ago, representing an increase of 25%.

AGP is a non-GAAP measure of new business production that is calculated by adding the sum of upfront premiums on business written during the period, installment premiums due on business written during the period, and expected future installment premiums on business written during the period, discounted at 7%. Because AGP includes premiums due on future installment business written in the period, it allows management to measure business production for the period and compare such production to the production of prior periods on the same basis. Set forth below is a summary of AGP:

Adjusted Gross Premiums
	Quarter Ended September 30			Y-T-D
	Q306	Q305	% Chg	9 Mos. 06	9 Mos. 05	% Chg

($ in millions)
U.S. public finance	$17.5	$26.2	-33%	$127.8	$76.4	67%
U.S. structured finance	39.6	50.1	-21%	99.2	95.2	4%
International	34.2	27.3	25%	131.8	114.6	15%
Total AGP	$91.3	$103.5	-12%	$358.9	$286.2	25%

Total Premiums Written and Net Premiums Written. Total premiums written, which are comprised of gross premiums written and gross premiums assumed, were $85.6 million in the 2006 third quarter, 3% higher than the $83.0 million of total premiums written in the 2005 third quarter. Total premiums written in the first nine months of 2006 were $275.4 million, 27% higher than the $216.9 million of total premiums written in the same period of 2005.
Net premiums written, which comprise total premiums written less ceded premiums written, increased 37% to $100.5 million in the 2006 third quarter compared to $73.5 million of net premiums written in the 2005 third quarter.

Net premiums written increased mainly due to the transfer of certain business to the Company from an affiliate at the effective date of SCA’s initial public offering. Net premiums written increased 48% to $276.6 million in the first nine months of 2006 compared to $187.5 million net premiums written in the same period a year ago.

Net Premiums Earned. Net premiums earned increased 11% in the 2006 third quarter to $45.5 million compared to $41.1 million in the 2005 third quarter, due to the growth in our in-force book of business and premiums from the transfer of business from an affiliate at the effective date of SCA’s initial public offering. Net premiums earned include accelerated premiums (“refunding premiums”) from refundings. Refunding premiums were $0.4 million in the 2006 third quarter, compared to $4.1 million in the third quarter of 2005. Core net premiums earned, which exclude refunding premiums, increased 22% to $45.1 million in the third quarter from $37.0 million in the same quarter last year.

Net premiums earned increased 30% in the first nine months of 2006 to $138.8 million compared to $106.8 million in the same year-ago period. Refunding premiums were $25.6 million in the first nine months of 2006 compared to $4.3 million in the same period last year. Industry refundings have been slowing due to higher interest rates in 2006. Core net premiums earned, which exclude refunding premiums, increased 10% to $113.2 million in the first nine months of 2006 from $102.5 million in the same period last year. Set forth below is a summary of net premiums earned:

Net Premiums Earned
	Quarter Ended September 30			Y-T-D
	Q306	Q305	% Chg	9 Mos. 06	9 Mos. 05	% Chg

($ in millions)
U.S. public finance	$8.9	$9.3	-4%	$39.5	$21.2	86%
U.S. structured finance	18.3	18.6	-2%	52.4	53.7	-2%
International	18.2	13.2	38%	46.9	31.9	47%
Total Net Premiums Earned	$45.5	$41.1	11%	$138.8	$106.8	30%

Net Losses and Loss Adjustment Expenses. Net losses and loss adjustment expenses were $5.0 million in the third quarter of 2006 compared to $1.1 million in the same quarter of 2005. There was minimal case loss activity in the third quarters of 2006 and 2005. Net losses and loss adjustment expenses were $11.3 million for the first nine months of 2006 as compared to $20.0 million in the comparable prior year period.

Operating Expenses. Total operating expenses in the third quarter of 2006 were $20.9 million, a 25% increase over the $16.7 million in operating expenses for the same period in 2005.  The increase in operating expenses resulted primarily from increased compensation expense, as well as incremental expenses associated with SCA being a standalone public company.

Total operating expenses for the first nine months of 2006 were $55.4 million and represent a $5.4 million increase, or 11%, over the same nine month period in 2005.

Acquisition Costs. Amortized acquisition costs were $5.8 million for the third quarter of 2006, a $2.6 million increase over the comparable period in 2005. For the first nine months of 2006 amortized acquisition costs were $13.0 million, an increase of $3.7 million, or 40%, as compared to the first nine months of 2005. The increase in amortized acquisition costs in both the third quarter of 2006 and the first nine months of 2006, as compared to the comparable periods in 2005, were due primarily to the continuing growth in the Company’s in force book of business.

Net Investment Income. Net investment income for the 2006 third quarter was $21.8 million, representing an increase of 64% from $13.3 million in the comparable period of 2005. This increase primarily resulted from higher yields on new money investments and an increase in average invested assets resulting from the proceeds from SCA’s initial public offering of $341.1 million, certain capital contributions from XL Capital effective on the initial public offering date and increased operating cash flows.

Income Taxes. Income taxes increased in the third quarter 2006 due to a tax expense of $2.7 million versus a tax benefit of $0.6 million in the year ago comparable period due to higher expected profitability in the Company's US-based primary insurance operations for 2006.

Cash Flow from Operations. For the nine months ended September 30, 2006, net cash flow from operations was $259.6 million compared to $164.5 million in the comparable period in 2005.

Balance Sheet. At September 30, 2006, total assets were $2.4 billion, up 41% from total assets at December 31, 2005, which totaled $1.7 billion. Book value, as measured by stockholders’ equity, increased to $1.3 billion as of September 30, 2006, from $867.8 million at the end of 2005. Book value per share was $20.54 as of September 30, 2006, versus $18.81 at December 31, 2005.

SCA’s adjusted book value was $2.3 billion, or $35.87 per share, as of September 30, 2006, versus $1.6 billion or $35.73 per share at December 31, 2005. Adjusted book value, which is a non-GAAP financial measure, is defined as shareholders' equity (book value), plus the after-tax value of the deferred premium, net of prepaid reinsurance premiums and deferred acquisition costs, plus the after tax net present value of estimated future installment premiums in force, using a discount rate of 7%.

Adjusted book value at September 30, 2006, was based on the Company’s issued and outstanding shares of 64,136,364 plus all restricted shares issued by the Company to employees, which aggregated 500,428. This compared to 46,127,245 shares outstanding immediately prior to the initial public offering of our common stock.

Conference Call Information

Paul S. Giordano, SCA president and chief executive officer, and David P. Shea, SCA executive vice president and chief financial officer, will host an earnings conference call to discuss the Company’s 2006 third quarter and first nine-month results on Tuesday, October 24, 2006 at 8:30am Eastern Time.

To access the conference call, please dial +1 888-694-4702 (U.S.) or +1 973-582-2741 (International). Please ask to be connected to SCA’s Q3 2006 Earnings Call and provide the following passcode: 7959048. SCA will also broadcast a live audio webcast of the conference call. The broadcast will be available by visiting the “Investor Relations” section of the Company’s website at http://www.scafg.com. Following the earnings conference call, an archive of the call will be available by dialing +1 877-519-4471 (U.S.) or +1 973-341-3080 (International) for 90 days following the earnings announcement. The passcode for replay participants is: 7959048. The conference call will also be archived at http://www.scafg.com for 90 days following the earnings announcement.

About Security Capital Assurance

Security Capital Assurance Ltd (NYSE: SCA) is a Bermuda-domiciled holding company whose operating subsidiaries provide credit enhancement and protection products to the public finance and structured finance markets throughout the United States and internationally. SCA, through its subsidiaries - XL Capital Assurance Inc. (XLCA), a monoline financial guarantee insurance provider and XL Financial Assurance Ltd. (XLFA), a monoline provider of reinsurance to financial guarantee insurers - issues financial guarantee insurance policies and credit default swaps, as well as the reinsurance of financial guarantee insurance and credit default products written by other insurers. XLCA and XLFA are assigned the highest financial strength ratings by the major credit rating agencies: Aaa by Moody's Investors Service, AAA by Standard & Poor's Ratings Service, and AAA by Fitch Ratings. For more information please visit www.scafg.com.

Contact:
Investors Frank Constantinople +1 212-478-3483 or +1 441-294-7448 frank.constantinople@xlgroup.com	Media Courtney Franson +1 212-478-3463 courtney.franson@xlgroup.com Catherine Jones +1 212-333-3810 cjones@brunswickgroup.com

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements.

We believe that these factors include, but are not limited to, the following:

–	changes in rating agency policies or practices, including adverse changes to the financial strength or financial enhancement ratings of any or all of our operating subsidiaries;
–	ineffectiveness or obsolescence of our business strategy, due to changes in current or future market conditions or other factors;
–	the performance of our invested assets or losses on credit derivatives;
–	availability of capital (whether in the form of debt or equity) and liquidity (including letter of credit facilities);
–	the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than anticipated by us;
–	increased competition on the basis of pricing, capacity, terms or other factors;
–
greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data;

–	developments in the world’s financial and capital markets that adversely affect the performance of our investments and our access to such markets;
–	changes in, or termination of, our ongoing reinsurance agreements with XL Capital or FSA;
–	changes in regulation or tax laws applicable to us or our customers or suppliers such as our reinsurers;
–	changes in the rating agencies’ views on third-party inward reinsurance;
–	changes in the availability, cost or quality of reinsurance or retrocessions, including a material adverse change in the ratings of our reinsurers or retrocessionaires;
–	changes with respect to XL Capital (including changes in its ownership percentage in us) or our relationship with XL Capital;
–	changes that may occur in our operations as we begin operations as a public company;
–	changes in accounting policies or practices or the application thereof;
–	changes in the officers of our company or our subsidiaries;
–	legislative or regulatory developments;
–	changes in general economic conditions, including inflation, interest rates, foreign currency exchange rates and other factors; and
–	the effects of business disruption or economic contraction due to war, terrorism or natural or other catastrophic events.

The information herein provides a general summary of SCA and its business and does not purport to be a complete description of the company or its financial condition. Certain simplifications and approximations were made to such information to facilitate the calculations herein. Accordingly, neither SCA nor any of its respective affiliates makes any representations or warranties, express or implied, as to the accuracy or completeness of the information contained herein (or the validity, completeness or accuracy of assumptions underlying any estimates contained herein), nor assumes any duty to update or revise any of the statements contained herein, whether as a result of new information, future developments or otherwise.

Security Capital Assurance Ltd
Unaudited Interim Condensed Consolidated Statement of Operations and Other Data

(U.S. Dollars in thousands, except share amounts)	Quarter ended		Nine months ended
	September 30,		September 30,

	2006	2005	2006	2005

Revenues
Total premiums written	$85,570	$82,979	$275,396	$216,885
Ceded premiums	14,908	(9,435)	1,156	(29,336)
Net premiums written	100,478	73,544	276,552	187,549
Change in net deferred premium revenue	(55,023)	(32,408)	(137,743)	(80,718)
Net premiums earned	45,455	41,136	138,809	106,831
Net investment income	21,835	13,259	53,026	36,829
Net realized (losses) gains on investments	(156)	(768)	(16,556)	(2,139)
Net realized and unrealized (losses) gains on
credit derivatives	(3,216)	(1,919)	(6,765)	(4,214)
Fee income and other	59	-	2,290	750
Total revenues	63,977	51,708	170,804	138,057
Expenses
Net losses and loss adjustment expenses	4,994	1,095	11,323	20,044
Acquisition costs, net	5,824	3,235	13,048	9,320
Operating expenses	20,861	16,686	55,448	50,015
Total expenses	31,679	21,016	79,819	79,379

Income before tax and minority interest	32,298	30,692	90,985	58,678
Income tax expense (benefit)	2,747	(632)	2,559	(1,655)
Income before minority interest	$29,551	$31,324	$88,426	$60,333
Minority interest - dividends on redeemable preferred shares	1,139	(49)	6,877	6,902
Net income	$28,412	$31,373	$81,549	$53,431

Loss Ratio	11.0%	2.7%	8.2%	18.8%
Expense Ratio	58.7%	48.4%	49.3%	55.5%
Combined Ratio	69.7%	51.1%	57.5%	74.3%

Earnings Per Share Data:
Basic	$0.49	$0.68	$1.63	$1.16
Diluted	$0.49	$0.68	$1.63	$1.16

Security Capital Assurance Ltd
Unaudited Interim Condensed Consolidated Balance Sheets

(U.S. Dollars in thousands)	(unaudited)
	As at	As at
	September 30,	December 31,

Assets
Investments
Debt securities available for sale, at fair value (amortized cost: 2006 - $1,819,411; 2005 - $1,336,074)	$1,676,940	$1,316,029
Short-term investments, at fair value
(amortized cost: 2006 - $68,381; 2005 - $31,016)	193,196	30,811
Other invested assets	-	17,621
Total investments	1,870,136	1,364,461
Cash and cash equivalents	218,317	54,593
Accrued investment income	13,477	11,847
Deferred acquisition costs	85,606	59,592
Prepaid reinsurance premiums	48,917	69,873
Premiums receivable	15,224	7,770
Reinsurance balances recoverable on unpaid losses	70,310	69,217
Intangible assets - acquired licenses	11,529	11,529
Deferred income tax asset	18,059	18,845
Other assets	23,381	16,588
Total assets	$2,374,956	$1,684,315
Liabilities and Shareholders' Equity
Liabilities
Unpaid losses and loss adjustment expenses	$156,650	$147,368
Deferred premium revenue	709,447	592,585
Reinsurance premiums payable	9,526	310
Payable for investments purchased	66,452	-
Accounts payable, accrued expenses and other liabilities	47,708	23,252
Dividend payable	1,139	1,445
Current income tax payable	2,609	1,023
Total liabilities	993,531	765,983

Minority interest - redeemable preferred shares of subsidiary	54,016	50,518
Shareholders' Equity
Common stock - (Par value $0.01 per share; 500,000,000
shares authorized; shares issued and outstanding: 2006 -
64,136,364; 2005 - 46,127,245)	641	461
Additional paid-in capital	981,165	605,951
Retained earnings	363,258	281,709
Accumulated other comprehensive income	(17,655)	(20,307)
Total shareholders' equity	1,327,409	867,814
Total liabilities and shareholders' equity	$2,374,956	$1,684,315

Reconciliation of Total Premiums Written to Adjusted Gross Premiums
(in millions)

	Quarter ended		Nine months ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005

Total upfront premiums written	$47.1	$40.4	$174.2	$113.
Total installment premiums written	38.5	42.6	101.2	103.8
Total premiums written	85.6	83.0	275.4	216.9
Add: present value of future installments	5.7	20.5	83.5	69.3
Adjusted gross premiums	$91.3	$103.5	$358.9	$286.

Reconciliation of Net Income to Operating Income and Core Income
(in millions)

	Quarter ended		Nine months ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005

Net income	$28.4	$31.4	$81.6	$53.4
Net realized losses on investments	0.2	0.8	16.6	2.1
Net realized and unrealized losses on credit derivatives	3.2	1.9	6.7	4.2
Operating income	$31.8	$34.1	$104.9	$59.8
Income from refunding premiums	(0.3)	(3.5)	(22.7)	(3.7)
Core Income	$31.5	$30.6	$82.2	$56.1

Reconciliation of Shareholders' Equity to Adjusted Book Value
(in millions)

			As of	As of
			9/30/06	12/31/05

Shareholders' equity			$1,327.4	$867.8
Add: Deferred premium revenue			673.9	563.0
Add: Present value of future installment premiums			444.8	340.3
Less: Deferred acquisition costs			(81.3)	(56.6)
Less: Prepaid reinsurance premiums			(46.5)	(66.4)
Subtotal of adjustments			990.9	780.2
Adjusted book value, net of tax			$2,318.3	$1,648.0

Comment on Regulation G

This Press Release contains the presentation of AGP, operating income, core income and ABV. These measures are "non-U.S. GAAP financial measures" as defined in Regulation G. The reconciliations of AGP and ANP to total premiums written, and core income and operating income to net income and ABV to total shareholders' equity (the most directly comparable U.S. GAAP financial measures) presented on the following page are in accordance with Regulation G.

We present our operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information in evaluating our performance. These non-U.S. GAAP measures are included herein because investors in SCA-insured bonds and other users of our financial information consider such measures important in analyzing our financial performance.

Adjusted Gross Premiums

Adjusted gross premiums is a non-GAAP measure of new business production that management uses to evaluate our business because it provides comparability between upfront premiums and installment premiums, unlike U.S. GAAP total premiums written. Because adjusted gross premiums includes premiums due on future on installment business written in the period, management believes it provides an additional, useful measure of new business production than only U.S. GAAP total premiums written.

Management uses this measure to review trends in new business written because it views this method as providing comparability between business written on an upfront premium basis and business written on an installment basis. This measure is viewed by management as an essential component of information necessary to assess forward-looking earnings potential, which is substantially dependent on the size of our in-force book of business.

Management also compares our adjusted gross premiums production to industry figures on a quarterly basis and uses this measure to assess employee productivity, as well as our market share and competitive position. As wholly-owned subsidiaries of XL Capital, aggregate compensation at XLCA and XLFA has historically been determined within the context of XL Capital’s compensation plans taking into consideration certain unique aspects of the XLCA’s and XLFA’s business, including their start up nature, and has been based upon several key performance factors, including Adjusted Gross Premiums production. Allocation of such compensation by XLCA and XLFA to their individual employees is based upon similar key performance criteria, principally Adjusted Gross Premiums. Going forward, our employee compensation plans will consider various factors when determining the amount of overall compensation and individual awards.

In addition to presenting total premiums written, we believe that disclosure of adjusted gross premiums enables investors and other users of our financial information to analyze our performance in a manner similar to the way in which management analyzes performance. In this regard, we believe that providing only a U.S. GAAP presentation of gross premiums written makes it more difficult for users of our financial information to evaluate our underlying business. Also, we believe that analysts, investors and rating agencies that follow us and our subsidiaries include these items in their analyses for the same reasons, and they request that we and our subsidiaries provide this non-U.S. GAAP financial information on a regular basis.

Operating Income and Core Income

We believe operating income and core income are useful measures for management, equity analysts and investors because the presentation of operating income and core income enhances the understanding of our results of operations by highlighting the underlying profitability of our business. We exclude net realized gains (losses) on investments and net realized and unrealized gains (losses) on credit derivatives because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, market interest rates, credit spreads and other factors that management cannot control or predict. Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of our operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable U.S. GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of our financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because we generally holds our financial guarantee contracts written in derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of our financial guarantee operations. In addition, the impact of refundings of upfront policies is excluded from Core Income. These measures should not be viewed as a substitute for net income determined in accordance with U.S. GAAP.

Adjusted Book Value

We believe ABV is a useful measure for management, equity analysts and investors because the calculation of adjusted book value permits an evaluation of the net present value of our in-force premiums and capital base. The premiums described above will be earned in future periods, but may differ materially from the estimated amounts used in determining current adjusted book value due to changes in market interest rates, refinancing or refunding activity, pre-payment speeds, policy changes or terminations, credit defaults, and other factors that management cannot control or predict. This measure should not be viewed as a substitute for book value determined in accordance with U.S. GAAP.

In summary, we evaluate the performance of and manage our business to produce an underwriting profit. In addition to presenting total premiums written, we believe that showing both U. S. GAAP and these non-U. S. GAAP items enable investors and other users of our financial information to analyze our performance in a manner similar to how our management analyzes performance. In this regard, we believe that providing only a U.S. GAAP presentation of total written premium makes it more difficult for users of our financial information to evaluate our underlying business. Also, as stated above, we believe that analysts, investors and rating agencies that follow us (and the financial guarantee insurance industry as a whole) include these items in their analyses for the same reasons, and they request that we provide this non-U.S. GAAP financial information on a regular basis.

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